Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 34 to the Registration Statement (Form N-1A, No. 33-63685) of Morgan Stanley Multi Cap Growth Trust and to the incorporation by reference of our report, dated January 22, 2014, included in the Annual Report to Shareholders for the fiscal year ended November 30, 2013.

/s/ ERNST & YOUNG LLP
Boston, Massachusetts
March 25, 2014